CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-271172 on Form S-1 of our report dated April 20, 2023, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America (formerly known as Great-West Life & Annuity Insurance Company). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 26, 2023